Exhibit 99.1

For Immediate Release	Media Contact

Dick Parsons
 (949) 234-1999
dickparsons@seychelle.com

Seychelle Announces Over $300,000 in New Orders in the Past Two Weeks

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – November 13, 2012 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.  For the past two weeks, ended November 7, 2012, the Company has received over $300,000 in orders for shipment in November.  This is in response to customer orders responding to the varying needs of their businesses including: regular business, emergency response, infomercials, military and big box on-line retailers. The turnaround in sales and profits noted in the second quarter earnings release is picking up momentum.

Dick Parsons, Chief Executive Officer, stated that, “This represents new business from our current customer base including new products previously announced such as the radiological filter that removes up to 99.99% of major nuclear contaminants that might be found in drinking water. We anticipate that these shipments will have a positive impact on both sales and net income in the third quarter and going forward.” Mr. Parsons added that “as noted previously, we have two new products ready for the market: a 20 oz sports bottle and a flat flask in-filter for hydration backpacks that can also be used as a portable straw filter system.  These will be ready for shipment in the fourth quarter.”

Carl Palmer, Founder, President and Chairman noted that “as previously announced we have major distribution agreements for an expanded pH program in the US, Canada and Israel and one for Saudi Arabia.  We anticipate 40’ containers being shipped in the fourth quarter to these customers.”  Finally, Mr. Palmer stated that “we concluded a Distribution Agreement with a well established business group in Mexico that has plans for distribution into big box stores, the government and military outlets, also in fourth quarter.  Shipments of our new radiological filter to Japan were delayed due to administrative matters with one government agency and we believe that sales will begin in the fourth quarter as well as continuing into fiscal 2014.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks.  The standard filter works for water from the tap while the advance filter is needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelles’ business prospects/projections.  These are based upon good-faith current expectations of Seychelles’ management.  Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle.  Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.